Exhibit 10.4

ENFACET, INC. STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT is entered into as of August 21, 2001, by and between ENFACET, INC., a Texas corporation (hereinafter the "Corporation"), and VERTICAL COMPUTER SYSTEMS, INC., a Delaware corporation (hereinafter "Buyer"). In consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement, the parties agree as follows:

                                    RECITALS

      A. Buyer desires to acquire one hundred percent (100%) of the issued and outstanding capital stock of the Corporation (the "Stock")on the terms and conditions hereinafter set forth; and

      B. Corporation is engaged in the business of website software management development (the "Business"); and

      1. Authorization and Sale of Stock.

            a. Acquisition of Stock. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase at the Closing (as defined below), Corporation shall convey, transfer and assign, upon the terms and conditions herein set forth, to Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Buyer shall accept from the Corporation TEN THOUSAND (10,000) shares of the issued and outstanding capital stock of Corporation which represents one hundred percent (100%) of the issued and outstanding capital stock of Corporation in exchange for THIRTY THOUSAND (30,000) shares of Buyer's Cumulative four percent (4%) Convertible Series C Preferred Stock (the "Preferred Stock") with a liquidation preference of $100 per share (the "Purchase Shares"). Each share of Series C Preferred Stock shall be convertible into four hundred (400) fully paid and non-assessable shares of common stock of the Corporation.

            b. Closing. Subject to the terms and conditions hereof, the Closing of the purchase of the Stock (hereinafter the "Closing") shall occur on or about August 29, 2001, at 10:00 a.m., Pacific Time, or at such other time which the Corporation shall determine (the date of the Closing is hereinafter referred to as the "Closing Date").

            c. Delivery. At the Closing:

                  (1) The Corporation will deliver to Buyer Certificates for TEN THOUSAND (10,000) shares of the issued and outstanding Corporation's common stock, fully endorsed in blank, or with stock transfer powers executed by in blank attached to the stock;

                  (2) Buyer shall deliver to the Corporation a certificate for THIRTY THOUSAND (30,000) shares of the Preferred Stock;

                  (3) The Corporation will deliver to Buyer Certificates of the President or a Vice-President of the Corporation, dated as of the Closing Date, confirming (a) the truth and correctness of all of the representations and warranties of the Corporation contained herein in Section 2 as of the Closing Date and as of all times between the date hereof and the Closing Date, and (b) that all agreements and covenants of the Corporation specified herein have been complied with;

                  (4) The Corporation will deliver to Buyer the Certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, certifying minutes of meetings of the Corporation's Board of Directors and shareholders relating to this Agreement and the transactions provided for herein;

                  (5) The Corporation will deliver to Buyer a "good standing" certificate for the Corporation' and a certified copy of the Articles of Incorporation and all amendments thereto issued by the Department of State of Texas, and dated as of a date within five (5) days prior to the Closing Date; and

                  (6) The Corporation will deliver to Buyer a Certificate of the President or a Vice-President of the Corporation, dated as of the Closing Date, confirming that the Master Reseller Agreement, between Adhesive Technology, Inc. ("Adhesive") and the Corporation, or any other agreement by which the Corporation licenses technology (the "Technology") (a) is in effect, (b) is legally valid and enforceable against the Corporation, and (c) the Technology will not violate or infringe any patent, copyright, trademark, service mark, right of privacy or other right, will not contain any libelous or defamatory material or any material which the Corporation is not duly authorized to use, and will not misuse or misappropriate any trade secret or confidential information, (d) that any approvals or permissions required in connection with the production, manufacture, use or exploitation of the Technology has been obtained or will have been obtained prior to the Closing, and (e) that the Corporation has the right, power and authority to grant to the Buyer the rights it has granted under this Agreement.

      2. Corporation's Representations and Warranties. The Corporation hereby represents and warrants as of the Closing as follows:

            2.1 Organization and Corporate Power. The Corporation is a corporation which will be, at the time of Closing, duly organized, in good standing under the laws of Texas and is qualified as a foreign corporation in all jurisdictions in which the nature of its property owned or leased by it or the conduct of its business requires such qualification except for such jurisdiction where the failure to so qualify would not materially and adversely affect the business, operations or financial condition of the Corporation. The Corporation has all requisite corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted and, subject to obtaining such permits, licenses, consents and the like as may be required in any jurisdiction in which the Corporation intends to conduct business, which the Corporation intends to conduct business, which the Corporation has no knowledge or reason to believe will not be reasonably obtained, as proposed or contemplated to be conducted in the future and enter into and to carry out the provisions of this Agreement and the transactions contemplated hereby.

            2.2 Corporate Capitalization.

                  a. Authorized Capital Stock. Immediately prior to the Closing,
(i) the Corporation's authorized capital stock shall consist of TEN MILLION (10,000,000) shares of the Stock, of which, NINE MILLION (9,000,000) are common shares, par value $0.01 per share, and ONE MILLION are preferred shares, and only TEN THOUSAND (10,0000) shares of common stock shall be issued and outstanding and (ii) all of the issued and outstanding shares of the Stock will be duly authorized and validly issued, fully paid and non-assessable and will be issued in compliance with all applicable state and federal securities laws.

                  b. Restrictions on Transfer. Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of the Corporation's Stock. The Corporation is not a party to, or is subject to any agreement that affects or relates to the voting or giving of written consent with respect to any shares of the Corporation's Stock.

            2.3 Corporate Compliance; Authorization.

                  a. Compliance with Instruments. To the Corporation's knowledge, the Corporation is not in violation, breach or default of any term of its Certificate of Incorporation or Bylaws, or of any material term or provision of any judgment, decree, order statute, rule or regulation applicable to or binding upon the material adverse affect on the Corporation's business or financial condition.

                  b. Authorization. The Corporation has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and all corporate action on the part of the Corporation, its officers, directors and shareholders, necessary for the sale and transfer of the Stock has been taken. This Agreement, the Certificate of Incorporation and all agreements attached hereto as Exhibits, are each legal, valid and binding obligations of the Corporation enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws and equitable principals relating to or affecting the enforcement of creditors' rights in general and by general principals of equity. The execution, delivery and compliance with the performance by the Corporation of this Agreement does not and will not (1) conflict with or result in a breach of the terms, conditions and provisions of any contractual obligation, (2) result in the creation of any, material lien, security interest, charge or encumbrance upon the Corporation's capital stock or assets.

            2.4 Absence of Litigation. In good faith and to the best of the Corporation's knowledge, there are no (a) actions proceedings, arbitrations or investigations pending or any threat thereof, or verdicts or judgments entered against the Corporation before any court or before any administrative agency or officer which might result in any material adverse change in the business, properties or condition, financial or otherwise, of the Corporation or (b) violations by the Corporation of any foreign, federal, state or local laws, regulations or order, including but not limited to laws pending to workplace safety and environmental clean-up, the violation of which would have a material adverse effect on the business of the Corporation.

            2.5 Tax Returns and Payments. In good faith and to the best of the Corporation's knowledge, the Corporation has filed or caused to be filed and accurately prepared all federal and state income tax returns and all other federal and state tax returns which are required to be filed by the Corporation. The Corporation has paid or caused to be paid or set aside adequate reserves for all taxes, penalties, and interests due or which may become due as shown on such returns.

            2.6 Material Licenses, Agreements and Related Party Agreements. In good faith and to the best of the Corporation's knowledge, the Corporation is not party to, nor is its property bound by (a) any agreement (i) requiring the performance by the Corporation of any obligation for a period of time extending beyond one year from the Closing, or (ii) calling for or which could result in the receipt of consideration or payment of more than $50,000 individually. There is no default or event that with notice or lapse of time, or both, would constitute a material default by any party to any of the above agreements. All of such agreements, whether written or oral, shall be referred to in this Agreement as "Material Agreements." The Corporation has not received notice nor does it have reasonable grounds to believe that any party to a*ny of the Material Agreements intends to cancel or terminate any Material Agreements intends to cancel or terminate any Material Agreements or to exercise or not exercise any options under any of these agreements or to seek a renegotiation or judgment of any material provisions.

            2.7 Material Change. Since May 30, 2001, there has not occurred:

                  a. Any material adverse change in the assets, liabilities, business, prospects, condition (financial or otherwise), or operating results of the Corporation;

                  b. Any material increase in the indebtedness or liabilities of the Corporation over the level thereof;

                  c. Any material increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash salary bonus to, any officer, director or employee of, or consultant to, the Corporation;

                  d. Any material change in the manner of keeping the book accounts or records of the Corporation or in the accounting practices therein reflected; or

                  e. Any declaration or payment of any dividends or distribution to the Corporation's Shareholders by the Corporation, any acquisition or redemption by the Corporation of any of its equity securities or loan by the Corporation to any of its security holders.

            2.8 Extent of Offering. Except as contemplated in this Agreement, neither the Corporation, nor any agent acting on its behalf, has offered or will offer or solicit any offers to sell any securities to any person or persons so as to require the issuance or sale of the Stock to be registered to the provisions of ss. 5 of the Securities Act, or prevent the Corporation from utilizing the provisions of ss. 4(2) or Regulation D of the Securities Act or any applicable state securities law exemption from qualification.

            2.9 Fees, Commissions and Expenses. The Corporation has made no agreements or arrangements for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Corporation.

            2.10 Validity of Issuance. The Stock to be purchased and sold pursuant to this Agreement, when issued, sold, and delivered, be duly and validly issued, fully paid and nonassessable, and will be free and clear of any liens or encumbrances caused or created by the Corporation and, assuming the accuracy and completeness of the Buyer's and the Corporation's representations hereunder, will have been issued in compliance with all the applicable state and federal securities laws.

            2.11 Disclosure. Neither this Agreement, nor any of the schedules, attachments, exhibits, written statements, documents, certificates or other materials prepared or supplied by the Corporation with respect to the transactions contemplated hereby contain any untrue statements of a material fact or omit a material fact to make the statements contained herein or therein not misleading.

            2.12 Due Diligence. Buyer and its legal and accounting advisors, underwriters and lenders shall have completed, and in their sole discretion be satisfied with the results of, their due diligence investigation of the Corporation, including, but not limited to with respect to the efficacy of the Corporation's intellectual property.

            2.13 Private Offering. The offer to sell the Stock was directly communicated to the Buyer by the Corporation. At no time did the Corporation present to Buyer or any other persons, or solicit Buyer or any other person with, any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicitation, nor did the Corporation invite

Buyer or any other to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

            2.14 Buyer Representation. The Corporation has a reasonable basis to believe that representations and warranties of Buyer set forth in this Agreement are true and accurate.

      3. Buyer Representations and Warranties. The Buyer represents and warrants to the Corporation that:

            a. Investment. Buyer is acquiring the Stock, the Warrants, and any Warrant Stock, for investment for its own account and not with a view to, or resale in connection with, any distribution thereof, and such Buyer has no present intention of selling or distributing the Stock, the Warrants, or any Warrant Stock. It understands that the Stock, the Warrant and the Warrant Stock have not been registered under the Securities Act by reason of a ss. 4(2) exemption.

            b. Limitations on Resale or Transfer. Buyer understands and acknowledges that Buyer's ability to sell the Stock, the Warrants and any Warrant Stock, may be limited by the lack of a ready market in which to sell the Stock, the Warrants, and any Warrant Stock, and that the certificates issued will carry the following 144 legend:

                  "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES
            ACT OF 1993, OR APPLICABLE STATE SECURITIES LAWS. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1993 OR APPLICABLE STATE SECURITIES LAWS OR RECEIPT OF AN NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH REGISTRATION IS NOT REQUIRED."

            c. Access to Data. The Buyer has had an opportunity to discuss the Corporation's business, management and financial affairs with its management and to obtain any additional information necessary or appropriate for deciding whether or not to purchase the Stock, the Warrant and the Warrant Stock. Buyer acknowledges that no representation or warranties, oral and written, have been made by the Corporation, or any other agent thereof except as set forth in this Agreement.

            d. Private Offering. The offer to sell the Stock, the Warrants and any Warrant Stock was directly communicated to Buyer by the Corporation. At no time was Buyer presented or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

            e. Authorization. Buyer is a resident of the State of California. Buyer has all requisite authorization to execute and deliver the Agreement.

      4. Lock Up. In the event of an underwritten public offering of shares of Corporation's Stock, Buyer agrees to not sell any Stock or Warrant Stock or any derivative thereof it holds for a period of 180 days following the effective date of a registration statement relating to such public offering and shall execute any customary form of underwriter lock up agreement in connection with such offering.

      5. Termination.

            a. This Agreement may be terminated at any time prior to the Closing
Date:

                  (1) By the written agreement of Buyer and the Corporation;

                  (2) By Buyer by written notice to the other parties if (i) the representations and warranties of the Corporation shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. PST on August 31, 2001, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

            b. In the event of the termination of this Agreement pursuant to
Section 5, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, or advisers, stockholders, and except for any liability resulting from such party's breach of this Agreement.

      6. Miscellaneous.

            a. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

            b. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

            c. Entire Agreement. This Agreement and the exhibits attached hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Corporation and Buyer with regard to the subjects hereof and thereof.

            d. Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties.

            e. Notice. Any notice, payment, report or other communication required or permitted to be given by one to any other party by this Agreement shall be in writing and either (i) served personally on the other party or parties; (ii) sent by express, registered or certified first class mail, postage prepaid, addressed to the other party or parties at its or their address or addresses as indicated next to their signatures below, or to such other address as any addressee shall have therefore furnished to the other parties by like notice; (iii) delivered by commercial courier to the other party or parties; or
(iv) sent by facsimile with the original sent by U.S. Mail. Such notice shall be deemed received on the second day after transmittal if sent by one day courier together with a transmission of such notice by facsimile if the recipient has the capability to receive a facsimile.

            f. Statutory References. A reference in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular Agreement provision is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

            g. Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. [BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES PREFER, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

            h. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may shall be brought against any of the parties only in the courts of the State of California, County of Los Angeles, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and irrevocably waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The provisions of this Section shall also apply to any actions involving directors, officers, shareholders, controlling persons and affiliates of Buyer brought by or against them in their respective capacities as such.

            i. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in any California state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to the personal jurisdiction of any federal court located in the State of California or of any California state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of California.

            j. Recovery of Fees by Prevailing Party. In the event of a lawsuit to enforce or interpret the provisions of this Agreement, the prevailing party shall pay the other party reasonable attorneys' fees and other costs and expenses including expert witness fees in such amount as the court shall determine. In addition, such non-prevailing party shall pay reasonable attorneys' fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party. The preceding sentence is intended by the parties hereto to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

            k. Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            l. Confidentiality; Publicity. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed prior to the Closing except to consultants, and advisors, or as required by law. None of the parties hereto shall make any public disclosure of the terms of this Agreement prior to the Closing, except as required by law, such requirement to substantiated by a written opinion of counsel. The parties shall endeavor to make only those press releases or other public disclosures as are required by law; provided, however, that no press release or other public disclosure shall be made without a minimum of hours' prior consultation with the other parties.

            m. Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties acknowledge that they were advised by competent counsel that each has chosen to represent such party and each party has had a full opportunity to comment upon and negotiate the terms of this Agreement. The language used in this Agreement shall be deemed to be [is] the language chosen by the parties hereto to express their mutual intent as a result of arm's length bargaining.

            n. Finder's Fee and Broker's Fees. The Corporation and Buyer hereto represents and warrants that it has retained no finder or broker in connection with the transactions by this Agreement, and hereby agrees to indemnify and to hold the other harmless from any liability for any finder's or broker's fee to any broker or other person or firm (and the cost and expenses of defending against such liability or asserted liability) for which such indemnifying per, or any of its employees or representatives, are responsible.

            o. Titles and Subtitles. The titles of the Sections and subsections of this Agreement are for the convenience of reference only and are to be considered in construing this Agreement.

            p. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be original, but all of which together shall constitute one instrument.

            q. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.


                                        "CORPORATION"

                                        ENFACET, INC.

                                        By:_____________________________________
                                               Vasu Vijayaraghavan, President
                                               1524 S. IH 35, Suite 312
                                               Austin, TX 78704


                                        "BUYER"

                                        VERTICAL COMPUTER SYSTEMS, INC.

                                        By:_____________________________________
                                               Richard Wade, President
                                               6336 Wilshire Blvd.
                                               Los Angeles, CA 90048
                                               (323) 658-4205